Exhibit 99.1

MRC GLOBAL ANNOUNCES SECOND QUARTER 2014 RESULTS

Sales of $1,497 million

Net income of $39 million

Diluted EPS of $0.38 per share

Adjusted diluted EPS of $0.42 per share

Adjusted EBITDA of $106 million

Houston, TX – July 31, 2014 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry, today announced second quarter 2014 results.

The company’s sales were $1,497 million for the second quarter of 2014, which were 18% higher than the second quarter of 2013 and 15% higher than the first quarter of 2014. Net income for the second quarter of 2014 was $39.3 million, or $0.38 per diluted share, compared to second quarter 2013 net income of $43.9 million, or $0.43 per diluted share.

Adjusted diluted earnings per share (EPS) for the second quarter of 2014 were $0.42 per diluted share and exclude the impact of a $3.6 million after-tax charge ($0.04 per diluted share) related to employee severance costs. There were no adjustments to the second quarter 2013 diluted EPS of $0.43 per diluted share. Please refer to the reconciliation of adjusted net income (a non-GAAP measure) to net income (a GAAP measure) included in this release.

Andrew R. Lane, MRC Global’s chairman, president and chief executive officer stated, “I’m pleased with our 18% quarter over quarter revenue growth. The second quarter revenue of $1,497 million was the second highest quarterly revenue in the company’s history, surpassed only by the fourth quarter of 2008.”

Mr. Lane continued, “We are also pleased to have completed two international acquisitions during the quarter: Hypteck in Norway, which expands our offshore capabilities, and MSD Engineering in Singapore, which broadens our valve and valve automation capability and technical support for our customers in Southeast Asia. We also began a cost reduction initiative in the second quarter of 2014, resulting in a $5 million pre-tax employee severance charge. We expect to realize savings of approximately $12 to $14 million a year from the headcount reductions as a result of this initiative.”

In conclusion, Mr. Lane commented, “We ended the second quarter with a backlog of $1,125 million, a new company record. This record backlog along with our acquisitions in the first half of the year, increases in North American upstream activity and increases in E&P capital spending budgets by many of our major customers has positioned the second half of 2014 to be strong for us.”

MRC Global’s second quarter 2014 gross profit was $259.4 million or 17.3% of sales as compared to gross profit of $243.9 million, or 19.2% of sales for the second quarter of 2013. While gross profit dollars were higher by $15.5 million, the percentage of sales declined by 190 basis points. This decline reflected the impact of the company’s last-in, first-out (LIFO) inventory costing methodology as well as deflation in the company’s line pipe product group. Second quarter 2014 gross profit reflected a charge of $0.8 million to cost of sales relating to the use of the LIFO method of inventory cost accounting, while the second quarter of 2013 reflected a benefit of $12.5 million.

Selling, general and administrative (SG&A) expenses were $185.3 million for the second quarter of 2014 or 12.4% of sales compared to $154.0 million or 12.1% of sales in the same period of 2013.  The increase included $18.3 million of incremental expense from the acquisitions of Stream AS (Stream), MSD Engineering Pte Ltd. (MSD) and Hypteck AS (Hypteck) in 2014 as well as Flangefitt Stainless Ltd. (Flangefitt) and Flow Control Products (Flow Control) in the second half of 2013. The remainder of the increase was driven by higher personnel costs resulting from increased business activity levels and $5 million of pre-tax employee severance costs associated with our cost reduction initiatives.

Adjusted EBITDA was $106.2 million for the second quarter of 2014 compared to $98.9 million for the same period in 2013.  Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

Interest expense for the second quarter of 2014 was $15.3 million as compared to $15.2 million in the second quarter of 2013.

Sales by Segment

U.S. sales in the second quarter of 2014 were up 14.4% to $1,116 million from the same quarter in 2013, primarily due to organic growth of 13.9%. The increase was across each product line as well as each sector. Despite lower average sales prices in 2014, the line pipe product line saw the largest gains with sales increasing 29.7% over the second quarter of 2013. From a sector perspective, the U.S. experienced growth in the upstream, midstream and downstream sectors of 18.6%, 12.6% and 10.0%, respectively.

Canadian sales in the second quarter of 2014 were $150.0 million, down 2.3% from the same quarter in 2013. The decline was primarily attributable to the sale of the progressive cavity pump (PCP) distribution and servicing business, which reduced sales by $14.5 million and the impact of the decline of the Canadian dollar relative to the U.S. dollar which equated to $9.9 million.  After adjusting for these items, the Canadian business was up 16.1%, which was due to growth in customer spending in the upstream and midstream sectors.

International sales in the second quarter of 2014 were $231.7 million, an increase of 66.7% from the same period in 2013. The increase was due primarily to sales from Stream, Flangefitt, Hypteck and MSD of $78.8 million for the second quarter of 2014. Organically, international sales increased 10% over the last quarter due to growth in the European business.

Sales by Sector

Upstream sales in the second quarter of 2014 increased 29.1% from the second quarter of 2013 to $700.1 million, or 47% of total sales. The improvement in upstream sales was attributable to organic growth of 16.8%, as well as the acquisitions completed in 2013 and 2014, partially offset by the sale of the PCP distribution and servicing business in Canada.

Midstream sales in the second quarter of 2014 increased 11.7% from the second quarter of 2013 to $420.0 million, or 28% of total sales. Substantially all of the increase or 11.4% was organic growth. Sales to transmission customers were up 24.3%, and sales to gas utility customers were down 5.8%. Higher midstream sales were influenced by increased project activity and an increase in market share among our targeted growth accounts.

Downstream sales in the second quarter of 2014 increased 7.9% from the second quarter of 2013 to $377.2 million, or 25% of total sales. Substantially all of the increase or 7.5% was organic growth.  Sales to downstream customers increased in both the U.S. and International segments partially offset by lower sales in the Canadian segment.

Balance Sheet

Debt outstanding was $1,398 million at June 30, 2014, an increase of $83.6 million during the second quarter of 2014, primarily due to the acquisitions of Hypteck and MSD and working capital growth related to increases in revenue. Cash provided by operations was $22.4 million during the second quarter of 2014.

Updated Calendar Year 2014 Guidance

MRC Global’s expected full year 2014 results, excluding the impact of any future acquisitions, is updated from last quarter, as presented below.

	Low	High
Sales	$5.7 billion	$5.9 billion
Adjusted EBITDA	$400 million	$430 million
Tax rate	35%	36%
Capital expenditures	$20 million	$25 million
Cash flow from operations	$75 million	$100 million

Conference Call

The Company will hold a conference call to discuss its second quarter 2014 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on August 1, 2014.  To participate in the call, please dial (719) 325-2495 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through August 15, 2014 and may be accessed by dialing (719) 457-0820 and using pass code 1808539#.  Also, an archive of the webcast will be available shortly after the call at http://www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.

These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits;  the success of the company’s acquisition strategies; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company;  the potential loss of key personnel;  interruption in the proper functioning of the company’s information systems;  loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters; impairment of our goodwill or other intangible assets;  changes in tax laws or adverse positions taken by taxing authorities in the countries in which the company operates;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of the SEC’s move toward convergence with IFRS; and the occurrence of cyber security incidents.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Schafer Vice President Investor Relations
MRC Global Inc.
Monica.Schafer@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2014	2013

	(In thousands, except per share amounts)
Assets
Current assets:
Cash	$ 36,491	$ 25,188
Accounts receivable, net	1,008,369	812,147
Inventories, net	1,110,618	971,567
Other current assets	43,411	37,091
Total current assets	2,198,889	1,845,993

Other assets	26,738	30,473

Property, plant and equipment, net	120,980	118,923

Intangible assets:
Goodwill, net	865,512	632,284
Other intangible assets, net	756,372	708,009

	$ 3,968,491	$ 3,335,682

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 652,912	$ 550,393
Accrued expenses and other current liabilities	149,989	124,925
Deferred income taxes	77,824	78,844
Current portion of long-term debt	7,935	7,935
Total current liabilities	888,660	762,097

Long-term obligations:
Long-term debt, net	1,389,908	978,899
Deferred income taxes	245,974	241,116
Other liabilities	28,256	15,302

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value per share: 500,000 shares authorized, 102,020 and 101,913 issued and outstanding, respectively	1,020	1,019
Preferred stock, $0.01 par value per share; 100,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	1,649,880	1,644,406
Retained deficit	(203,915)	(266,735)
Accumulated other comprehensive loss	(31,292)	(40,422)
	1,415,693	1,338,268
	$ 3,968,491	$ 3,335,682

MRC Global Inc.

Condensed Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013

	(In thousands, except per share amounts)
Sales	$ 1,497,295	$ 1,267,778	$ 2,802,974	$ 2,572,878
Cost of sales	1,237,873	1,023,845	2,311,420	2,082,374
Gross profit	259,422	243,933	491,554	490,504

Selling, general and administrative expenses	185,287	153,975	356,676	314,732
Operating income	74,135	89,958	134,878	175,772

Other income (expense):
Interest expense	(15,363)	(15,223)	(30,511)	(30,525)
Change in fair value of derivative instruments	(697)	1,850	(4,260)	2,417
Other, net	2,026	(13,500)	(3,284)	(13,384)
Income before income taxes	60,101	63,085	96,823	134,280
Income tax expense	20,801	19,233	34,003	44,245
Net income	$ 39,300	$ 43,852	$ 62,820	$ 90,035

Basic earnings per common share	$ 0.39	$ 0.43	$ 0.62	$ 0.89
Diluted earnings per common share	$ 0.38	$ 0.43	$ 0.61	$ 0.88
Weighted-average common shares, basic	101,986	101,693	101,955	101,651
Weighted-average common shares, diluted	102,978	102,519	102,893	102,472

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Six Months Ended
	June 30,	June 30,
	2014	2013

Operating activities	(In thousands)
Net income	$ 62,820	$ 90,035
Adjustments to reconcile net income to net cash (used in) provided by operations:
Depreciation and amortization	10,574	11,162
Amortization of intangibles	33,880	26,028
Equity-based compensation expense	4,066	4,639
Deferred income tax benefit	(15,338)	(11,004)
Amortization of debt issuance costs	2,704	2,909
Increase (decrease) in LIFO reserve	2,067	(15,566)
Change in fair value of derivative instruments	4,260	(2,417)
Provision for uncollectible accounts	561	(864)
Foreign currency (gains) losses	(3,117)	13,441
Other non-cash items	1,232	247
Changes in operating assets and liabilities:
Accounts receivable	(128,760)	6,785
Inventories	(90,702)	27,024
Income taxes payable	8,245	(4,681)
Other current assets	(2,463)	(8,952)
Accounts payable	64,222	58,485
Accrued expenses and other current liabilities	(6,105)	(15,371)
Net cash (used in) provided by operations	(51,854)	181,900

Investing activities
Purchases of property, plant and equipment	(4,586)	(10,642)
Proceeds from the disposition of property, plant and equipment	836	227
Acquisitions, net of cash acquired	(346,672)	-
Other investment and notes receivable transactions	(774)	(374)
Net cash used in investing activities	(351,196)	(10,789)

Financing activities
Payments on revolving credit facilities	(806,768)	(994,207)
Proceeds from revolving credit facilities	1,221,386	827,548
Payments on long-term obligations	(3,968)	(3,250)
Debt issuance costs paid	(349)	(181)
Proceeds from exercise of stock options	1,498	1,634
Tax benefit on stock options	141	226
Other financing activities	-	(6)
Net cash provided by (used in) financing activities	411,940	(168,236)

Increase in cash	8,890	2,875
Effect of foreign exchange rate on cash	2,413	(2,153)
Cash -- beginning of period	25,188	37,090
Cash -- end of period	$ 36,491	$ 37,812

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Net Income to Net Income

(Dollars in thousands, except per share amounts)

	June 30, 2014
	Three Months Ended		Six Months Ended
	Net Income	Per Share	Net Income	Per Share
Net income	$ 39,300	$ 0.38	$ 62,820	$ 0.61
Loss on sale of Canadian PCP business (1)	-	-	5,012	0.05
Employee severance (2)	3,618	0.04	3,618	0.04
Adjusted Net Income	$ 42,918	$ 0.42	$ 71,450	$ 0.70

Note to above:

(1)	Charge (after-tax) related to the sale of our progressive cavity pump distribution and servicing business in Canada recorded in Other, net.
(2)	Charge (after-tax) related to employee severance and related charges associated with our cost reduction initiatives recorded in SG&A.

There were no adjustments to net income for the three and six months ending June 30, 2013.

The company presents adjusted net income and adjusted net income per share because the company believes these measures are useful indicators of what the company’s net income and net income per share would have been without the impact of these events being included and believes that many analysts and investors will want to know this information when comparing the company’s results against the results of other companies. Adjusted net income and adjusted net income per share, however, do not represent and should not be considered as an alternative to net income and net income per share calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). Because adjusted net income and adjusted net income per share do not account for certain expenses, its utility as a measure of our performance has material limitations. Because of these limitations, management does not view adjusted net income and net income per share in isolation or as a primary performance measure and also uses other measures, such as net income and net income per share, to measure performance.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
Net income	$ 39.3	$ 43.9	$ 62.8	$ 90.0
Income tax expense	20.8	19.2	34.0	44.2
Interest expense	15.3	15.2	30.5	30.5
Depreciation and amortization	5.4	5.8	10.5	11.2
Amortization of intangibles	18.1	12.8	33.9	26.0
Increase (decrease) in LIFO reserve	0.8	(12.5)	2.1	(15.6)
Change in fair value of derivative instruments	0.7	(1.9)	4.3	(2.4)
Equity-based compensation expense	2.3	2.7	4.0	4.6
Loss on sale of Canadian PCP business (1)	-	-	6.2	-
Employee severance (2)	5.0	-	5.0	-
Foreign currency (gains) losses	(1.5)	13.6	(3.1)	13.4
Other expense	-	0.1	-	0.8
Adjusted EBITDA	$ 106.2	$ 98.9	$ 190.2	$ 202.7

Note to above:

(1)	Charge (pre-tax) related to the sale of our progressive cavity pump distribution and servicing business in Canada recorded in Other, net.
(2)	Charge (pre-tax) related to employee severance and related charges associated with our cost reduction initiatives recorded in SG&A.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit to Gross Profit

(Dollars in millions)

	Three Months Ended
	June 30,	Percentage	June 30,	Percentage
	2014	of Revenue	2013	of Revenue
Gross profit, as reported	$ 259.4	17.3%	$ 243.9	19.2%
Depreciation and amortization	5.4	0.4%	5.8	0.5%
Amortization of intangibles	18.1	1.2%	12.8	1.0%
Increase (decrease) in LIFO reserve	0.8	0.1%	(12.5)	(1.0%)
Adjusted Gross Profit	$ 283.7	19.0%	$ 250.0	19.7%

	Six Months Ended
	June 30,	Percentage	June 30,	Percentage
	2014	of Revenue	2013	of Revenue
Gross profit, as reported	$ 491.6	17.5%	$ 490.5	19.1%
Depreciation and amortization	10.5	0.4%	11.2	0.4%
Amortization of intangibles	33.9	1.2%	26.0	1.0%
Increase (decrease) in LIFO reserve	2.1	0.1%	(15.6)	(0.6%)
Adjusted Gross Profit	$ 538.1	19.2%	$ 512.1	19.9%

Notes to above:

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize the LIFO method and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

# # #